                                                                    Exhibit 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use of our reports on the consolidated financial statements of Midcoast Energy Resources, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, dated March
18, 1999, incorporated by reference, in this Post-Effective Amendment to the Registration Statement on Form S-3 and to the reference to our Firm under the heading "Experts." We also consent to the use of our reports on the financial statements of the AlaTenn Subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, dated May 9, 1997, the consolidated financial statements of Republic Gas Partners, L.L.C. as of September 30, 1997 and December 31, 1995, and for the 21-month period ended September 30, 1997, dated January 7, 1998, the historical summary of revenue and direct operating expenses of the KOCH Hydrocarbon CompanyBHarmony Gas Processing Plant for the year ended December 31, 1995, dated November 8, 1996, and the historical summary of revenue and direct operating expenses of the Anadarko Gas Gathering System of El Paso Field Services Company, a business unit of El Paso Energy Corporation, for the year ended July 31, 1998, dated October 20, 1998, incorporated by reference, in this Post-Effective Amendment to the Registration Statement on Form S-3.


/s/ Hein + Associates, LLP


Hein + Associates, LLP
Houston, Texas
November 24, 1999